Exhibit 10.33
REPURCHASE AGREEMENT
          This REPURCHASE AGREEMENT (this “Agreement”) is entered into as of November 5, 2010, by and among Allied World Assurance Company Holdings, Ltd, a company organized and existing under the laws of Bermuda (the “Company”), and the sellers listed on the signature pages hereto (“Sellers”).
R E C I T A L S:
          WHEREAS, Sellers currently own in the aggregate 3,159,793 outstanding non-voting common shares, par value $0.03 per share, of the Company (the “Common Shares”), as set forth on Schedule A hereto; and
          WHEREAS, on the terms and subject to the conditions of this Agreement, the Company desires to repurchase from Sellers 3,159,793 Common Shares owned by Sellers (the “Seller Shares”), in such allocations among Sellers as set forth on Schedule A hereto, and Sellers desire to have repurchased by the Company, all of the Seller Shares for the consideration set forth below; and
          WHEREAS, Sellers currently own warrants (the “Warrants”) that were originally issued by the Company to Sellers on November 21, 2001, entitling Sellers to purchase in the aggregate a total of 1,500,000 Common Shares of the Company (the “Warrant Shares”) (such number reflects a 1 for 3 reverse stock split effected on July 7, 2006 (the “Stock Combination”)), and which currently have an exercise price of $34.20 (such price reflects the Stock Combination) for each Warrant Share purchased upon exercise, as set forth on Schedule B hereto; and
          WHEREAS, on the terms and subject to the conditions of this Agreement, the Company desires to repurchase from Sellers the Warrants in such allocations among Sellers as set forth on Schedule B hereto, and Sellers desire to have repurchased by the Company the Warrants, for the consideration set forth below.
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Sellers hereby agree as follows:
Article I.
REPURCHASE OF THE SHARES AND WARRANTS
     1.1. Repurchase of Seller Shares and Warrants. At the Closing (as hereinafter defined), upon the terms and subject to the conditions of this Agreement, (i) Sellers will sell, transfer, convey, assign and deliver to the Company, and the Company will purchase, acquire and accept from Sellers, in each case, in accordance with the Companies Act 1981 of Bermuda (the “Companies Act”), the Seller Shares, free and clear of any and all Liens (as hereinafter defined) excluding Permitted Liens (as hereinafter defined) and (ii) Sellers will sell, transfer, convey, assign and deliver to the Company, and the Company will purchase, acquire and accept from Sellers, the Warrants, free and clear of any and all Liens excluding Permitted Liens. Sellers acknowledge and agree that, at the Closing, (i) the Warrants shall be cancelled immediately (and, for the avoidance of doubt, Sellers shall have no further rights under and shall not be able to exercise the Warrants, which shall be deemed cancelled) and (ii) Sellers shall cease to be a party to, and shall no longer have any rights under, (a) the Registration Rights Agreement, dated as of July 17, 2006, by and among the Company, Sellers and certain other shareholders of the Company (the “Registration Rights Agreement”) and (b) that certain letter agreement, dated November 2001, regarding information and consultation rights intended to qualify the Sellers’ investment in the Company as a “venture capital investment” (the “VCOC Letter Agreement”).
     1.2. Closing. The closing of the repurchase of the Seller Shares and the Warrants under this Agreement (the “Closing”) shall take place at 10:00 a.m. New York Time on November 16, 2010 or such other time as mutually agreed among the parties (the “Closing Date”), provided that this Agreement has not been terminated in accordance with its terms on or prior to such date, at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY. At the Closing, (i) the Company shall pay to Sellers, the sum of (a) an amount equal to U.S. $58.69 per share for the Seller Shares, or $185,448,251.17 in the aggregate for all of the Seller Shares (the “Seller Shares Purchase Price”), plus (b) an amount equal to the product of (I) 1,500,000 multiplied by (II) the excess of (x) U.S. $58.9982 over (y) U.S. $34.20, or $37,197,300.00 in the aggregate for all of the Warrants (the “Warrants Purchase Price”, and together with the Seller Shares Purchase Price, the “Total Purchase Price”), by Federal Funds wire transfer to the account(s) specified in writing by Sellers; (ii) Sellers shall deliver to the Company certificate(s) representing the Seller Shares being purchased hereunder duly endorsed for transfer or accompanied by an appropriate share transfer instrument duly executed in blank; and (iii) Sellers shall deliver to the Company for cancellation the original certificate(s) representing the Warrants being purchased hereunder duly endorsed for transfer or accompanied by appropriate transfer instrument(s) duly executed in blank. The Company and Sellers agree that the repurchase of the Warrants by the Company in accordance with the terms of this Agreement fully complies with the transfer provisions of the Warrants, to the extent applicable.
     1.3. Transfer Taxes. The Company will pay, and will indemnify and hold harmless the Sellers from and against, any and all stamp taxes, stock transfer taxes or other similar taxes, and any and all penalties, additions to tax and interest attributable to any such taxes, imposed on the repurchase of the Seller Shares and the Warrants (collectively, “Transfer Taxes”), and any and all costs and expenses with respect to the Transfer Taxes. The Company will prepare and timely file all necessary tax returns and other documentation with respect to the Transfer Taxes and shall timely pay the Transfer Taxes to the applicable taxing authorities. The Company shall promptly provide to Sellers copies of all tax returns and other documentation with respect to the Transfer Taxes that have been filed.
Article II.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          As of the date hereof, the Company represents and warrants to Sellers as follows:
     2.1. Organization. The Company is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda.

     2.2. Authorization. The Company has the absolute and unrestricted right, power, capacity (legal or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by a specific approval of the Company’s board of directors and all other necessary corporate action by the Company and no other corporate actions on the part of the Company are necessary to authorize, execute and deliver this Agreement or to consummate the transactions contemplated hereby.
     2.3. Validity. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
     2.4. No Violation. The execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby will not, (i) violate or conflict with any provision of the Company’s memorandum of association or bye-laws (the “Bye-Laws” and together with the memorandum of association, the “Organizational Documents”); (ii) violate any provision of any statute, law, code, ordinance, treaty, policy, judgment, order, injunction, decree, rule, consent, writ, determination, arbitration award, rule or regulation, including the solvency requirements of the Companies Act (collectively, “Laws”) of or by any federal, state, foreign or other governmental or public body, agency or authority, or subdivision thereof, instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States, Bermuda or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (collectively, “Governmental or Regulatory Entity”), applicable to the Company or any of its properties or assets; or (iii) violate, conflict with, result in a breach of or the loss of any benefit under, constitute (with due notice or lapse of time or both) a default under, result in the termination of or a right of termination or cancellation under, result in the creation of a Lien upon the assets of the Company under, or accelerate the performance required by or rights or obligations under, any of the terms, conditions or provisions of any contract, note, bond, lease, loan agreement, mortgage, security agreement, indenture, deed or trust, license, agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties, assets or business is subject.
     2.5. Approvals or Consents. No consents, authorizations, waivers, filings, registrations or approvals are required in connection with the execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated hereby or the performance by the Company of its obligations hereunder.
     2.6. Information Provided by and to the Company.
(i)	Pursuant to that certain Confidentiality Agreement, dated as of October 29, 2010, by and between the Company and Sellers (the “Confidentiality Agreement”), the Company has made available certain material non-public information to Sellers regarding the Company’s 2010 third quarter financial performance and Sellers have had the opportunity to discuss the plans, operations and financial condition of the Company with its officers and directors and have received all information requested by Sellers to enable Sellers to evaluate the decision to sell the Seller Shares (collectively, the “Provided Information”). The Provided Information has included, in all material respects, any information requested by the Sellers pursuant to the Confidentiality Agreement, including the disclosure of any bona fide written proposal made to the Company by a third party within six (6) months prior to the date of this Agreement relating to the third party’s proposed purchase of control of the Company or of equity securities or assets of the Company having a transaction value equal to or greater than fifty million dollars ($50,000,000.00).
(ii)	The Company acknowledges that the Sellers are managed by affiliates of Goldman, Sachs & Co. (together with The Goldman Sachs Group, Inc. and its subsidiaries and affiliates, “Goldman Sachs”), and that Goldman Sachs operates a full-service investment banking, broker-dealer, asset management and financial services organization. In the course of operating its business and advising or otherwise providing services to proprietary or client accounts, Goldman Sachs may have developed, obtained or otherwise come into possession of information including non-public information that if known to the Company, it would consider important in determining whether to enter into this Agreement or would cause the Company not to enter into this Agreement. The Company hereby agrees that none of Goldman Sachs or the Sellers has any duty or obligation to make such information available to the Company and the Company, in determining to enter into this Agreement, has not relied upon there having been disclosed to it any such information that has in fact not been disclosed to the Company. The Company hereby waives any and all claims and causes of action now or hereafter arising against Goldman Sachs or the Sellers based upon, or relating to, any alleged non-disclosure of information or the disclosure of any information provided to the Company by or on behalf of the Sellers, other than the Sellers’ representations and warranties contained in Article III, which are the sole responsibility of the Sellers, and further covenants not to assert any claims against or to sue the Sellers or Goldman Sachs or any of their directors, officers, employees, partners, agents or affiliates for any loss, damage or liability arising from or relating to its purchase of the Seller Shares pursuant to this Agreement, based upon, or relating to, any alleged non-disclosure of information or the disclosure of any information provided to the Company by or on behalf of the Sellers, other than the Sellers’ representations and warranties contained in Article III, which are the sole responsibility of the Sellers.
     2.7. Ownership Limits.
(i)	The directors of the Company have not failed to decline to register a transfer of shares that the directors knew, or had reason to know, would result in a violation of the Ownership Limits (as defined in Bye-Law 64(8)).
(ii)	To the knowledge of the Company, (a) none of the Ownership Limits (as defined in Bye-Law 64(8)) have been violated and (b) the Company is not, and has not ever been, a “controlled foreign corporation” (as defined in Section 957 of the U.S. Internal Revenue Code of 1986, as amended).
     2.8. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided by or on behalf of the Company.
Article III.
REPRESENTATIONS AND WARRANTIES OF SELLERS
          As of the date hereof, Sellers jointly and severally represent to the Company as follows:
     3.1. Organization. Each Seller is duly organized, validly existing, and in good standing or similar concept under the laws of the jurisdiction of its organization.
     3.2. Ownership of Shares and Warrants. Each Seller is the sole record, legal and beneficial owner of the Seller Shares set forth opposite the name of such Seller on Schedule A hereto and the Warrants set forth opposite the name of such Seller on Schedule B hereto. None of the Warrants have been exercised, in whole or in part. There are no (i) securities convertible into or exchangeable for any of the Seller Shares, the Warrants (other than pursuant to the exercise of the Warrants themselves) or any of the Warrant Shares; (ii) options, warrants or other rights to purchase or subscribe for any of the Seller Shares, the Warrants or any of the Warrant Shares; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind (contingent or otherwise) relating to the issuance, sale or transfer of any of the Seller Shares, the Warrants or any of the Warrant Shares, other than the Registration Rights Agreement.
     3.3. Title. Sellers have, and the Company will receive, good and marketable title to the Seller Shares and the Warrants, free and clear of any and all liens, security interests, mortgages, rights of first refusal, agreements, limitation on voting rights, restrictions, levies, claims, pledges, equities, options, contracts assessments, conditional sale agreements, charges and other encumbrances or interests of any nature whatsoever, including, without limitation, voting trusts or agreements or proxies (collectively, “Liens”) excluding any Liens created by the Company, its Organizational Documents, the Registration Rights Agreement, or applicable securities laws (“Permitted Liens”).
     3.4. Authorization. Each Seller has the absolute and unrestricted right, power, capacity (legal or otherwise) and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action by each Seller and no other organizational actions on the part of any Seller are necessary to authorize, execute and deliver this Agreement or to consummate the transactions contemplated hereby.
     3.5. Validity. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a valid and binding obligation of each Seller, enforceable against it in accordance with its terms.
     3.6. No Violation. The execution, delivery and performance by each Seller of this Agreement do not, and the consummation by each Seller of the transactions contemplated hereby will not, (i) violate or conflict with any provision of any Seller’s certificate of incorporation, by-laws or any other organizational documents; (ii) violate any provision of any Laws of or by Governmental or Regulatory Entity applicable to any Seller or any of its properties or assets; or (iii) violate, conflict with, result in a breach of or the loss of any benefit under, constitute (with due notice or lapse of time or both) a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, any of the terms, conditions or provisions of any contract, note, bond, lease, loan agreement, mortgage, security agreement, indenture, deed or trust, license, agreement or instrument to which any Seller or any of its affiliates is a party or by which it or any of its affiliates is bound or to which any of its or its affiliates’ properties, assets or business is subject.
     3.7. Approvals and Consents. No consents, authorizations, waivers, filings, registrations or approvals that have not been previously obtained are required in connection with the execution and delivery of this Agreement by any Seller, the consummation of the transactions contemplated hereby or the performance by any Seller of its obligations hereunder.
     3.8. Information Concerning Company. Notwithstanding Section 2.6, each Seller acknowledges that the Company may be in possession of material non-public information about the Company not requested by or known to such Seller (“Excluded Information”). Each Seller hereby waives any and all claims and causes of action now or hereafter arising against the Company based upon or relating to any alleged non-disclosure of Excluded Information or the disclosure of the Provided Information and further covenants not to assert any claims against or to sue the Company or any of its directors, officers, employees, partners, agents or affiliates for any loss, damage or liability arising from or relating to its sale of the Seller Shares and the Warrants pursuant to this Agreement based upon or relating to any alleged non-disclosure of Excluded Information or the disclosure of the Provided Information. It is understood and agreed that neither the Company nor any Seller makes any representation or warranty to the other whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company, or with respect to the value of the Seller Shares, the Warrants or the Warrant Shares. Nothing in this Agreement shall be interpreted or construed to waive, release or discharge any of the parties from any claim of actual fraud.
     3.9. No Brokers or Finders. No Seller has retained, employed or used any broker or finder that is entitled to any fee or commission from the Company in connection with the transactions provided for herein or in connection with the negotiation thereof.

Article IV.
COVENANTS OF THE SELLERS
     4.1. No Transfer of Shares and Warrants. From the date hereof through the Closing Date, each Seller agrees not to sell, assign, transfer, pledge, charge, hypothecate, encumber or otherwise dispose of any of its Seller Shares or Warrants, or exercise any of its Warrants.
Article V.
MUTUAL CONDITION
     The respective obligations of the Company and each of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing of the following condition:
     5.1. No Order. No governmental authority shall have enacted, issued, promulgated, enforced or entered any law, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated by this Agreement illegal or prohibiting consummation of the transactions contemplated by this Agreement.
Article VI.
CONDITIONS OF THE COMPANY’S OBLIGATIONS
     6.1. Representations and Warranties. The representations and warranties of each Seller contained in Article 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.
     6.2. Performance. Each Seller shall have performed and complied with all agreements and obligations contained in this Agreement that are required to be performed or complied with by such Seller on or before the Closing.
     6.3. Financing. The Company shall have completed, or otherwise received the proceeds of, one or more debt or equity financings.
Article VII.
CONDITIONS OF THE SELLERS’ OBLIGATIONS
     7.1. Representations and Warranties. The representations and warranties of the Company contained in Article 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.
     7.2. Performance. The Company shall have performed and complied with all agreements and obligations contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

Article VIII.
MISCELLANEOUS
     8.1. Adjustments. Wherever a particular number is specified herein, including without limitation, number of shares or price per share, such number shall be adjusted to reflect any stock dividend, stock split, reclassification, recapitalization, repurchase, redemption, combination or exchange of shares, or other similar transaction, with respect to Seller Shares, the Warrants and the Warrant Shares after the date hereof and prior to the Closing, so as to fairly and equitable preserve, as far as practicable, the original rights and obligations of the Company and Sellers under this Agreement.
     8.2. Termination.
     (a) This Agreement may be terminated:
(1)	by mutual written consent of the Company and Sellers;
(2)	by the Company or Sellers if the mutual condition to Closing set forth in Section 5.1 is not fulfilled on the Closing Date;
(3)	by the Company if any condition to the Company’s obligations hereunder is not fulfilled on the Closing Date; or
(4)	by Sellers if any condition to Sellers’ obligations hereunder is not fulfilled on the Closing Date.
     (b) The termination of this Agreement shall be effectuated by the delivery of written notice of such termination by the parties terminating this Agreement to the other party.
     (c) If this Agreement is terminated in accordance with this Section 8.2 and the transactions contemplated hereby are not consummated, except as otherwise specifically provided herein, this Agreement shall be of no further force and effect, without any liability on the part of any party hereto, except for this Article 8, which shall survive the termination of this Agreement. Nothing herein shall relieve any party to this Agreement of liability for a willful breach of any representation, warranty, agreement, covenant or other provision of this Agreement prior to the date of termination.
     8.3. Expenses. The Company and Sellers shall each bear their own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.
     8.4. Further Assurance. From time to time, at the Company’s request and without further consideration, Sellers will execute and deliver to the Company such documents and take such other action as the Company may reasonably request in order to consummate the transactions contemplated hereby. From time to time, at Sellers’ request and without further consideration, the Company will execute and deliver to Sellers such documents and take such other action as Sellers may reasonably request in order to consummate the transactions contemplated hereby.
     8.5. Specific Performance. Nothing herein shall be construed to prevent the Company or Sellers from enforcing, by legal action or otherwise, the terms of this Agreement. The Company and Sellers hereby declare that it is impossible to measure in money the damages which will accrue to either party or to such party’s successors or permitted assigns by reason of a failure to perform any of the obligations under this Agreement and agree that either party shall be entitled to a decree of specific performance of the terms of this Agreement, which right will be in addition to any other remedies available to such party, provided that in no event shall either Section 8.4 or this Section 8.5 entitle Sellers to require the Company to take any action to satisfy the Company’s condition to Closing set forth in Section 6.3. If the Company or Sellers or such party’s heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.
     8.6. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Company and Sellers and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     8.7. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to either party upon any breach or default of the other party hereto shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.
     8.8. Notices. All notices and other communications required hereunder shall be in writing and sent by facsimile, delivered personally, delivered by a recognized next-day courier service or mailed by registered or certified mail. All such notices and communications shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a) if to the Company, to:
Allied World Assurance Company Holdings, Ltd
27 Richmond Road
Pembroke HM 08, Bermuda
Attention: Wesley D. Dupont
Facsimile: 441-295-5117

with a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Steven A. Seidman

Jeffrey Hochman
Facsimile: 212-728-8111
(b) if to Sellers, at their respective addresses set forth on Schedule A hereto, with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004-1980
Attention: John M. Bibona
Facsimile: 212-859-4000
     8.9. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties relating to the Seller Shares and the Warrants, or the subject matter hereof, and supersedes all prior agreements and understandings (oral or written) among the parties with respect thereto, other than the Confidentiality Agreement, the Registration Rights Agreement and the VCOC Letter Agreement. This Agreement may be amended only by a written instrument duly signed by the Company and Sellers.
     8.10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Sellers and their respective successors and permitted assigns.
     8.11. Assignment. Neither the Company nor any Seller shall transfer or assign this Agreement or any of their rights, interests, or obligations hereunder, in whole or in part, whether voluntarily, by operation of law or otherwise, without the prior written approval of the other party.
     8.12. Headings. The article and section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of any provision of this Agreement.
     8.13. Severability. The invalidity of any term or terms of this Agreement will not affect any other term of this Agreement, which will remain in full force and effect.
     8.14. Governing Law, Jurisdiction; Waiver Of Jury Trial.
     (a) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. Each of the parties hereto irrevocably elects as the sole judicial forums for the adjudication of any matters arising under or in connection with this Agreement, and consents to the jurisdictions of, the courts of the County of New York, State of New York or the United States of America for the Southern District of New York or the Supreme Court of Bermuda.
     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.
     8.15. Joint and Several Obligations of Sellers. The respective obligations and liabilities of Sellers under this Agreement shall be joint and several.
     8.16. Counterparts. This Agreement may be executed simultaneously in counterparts, both of which shall be deemed an original, but all counterparts so executed will constitute one and the same agreement.

          IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of each of the parties hereto as of the day and year first above written.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
By:	/s/ Scott A. Carmilani
Name: Scott A. Carmilani
	Title:	Chairman, President & Chief Executive Officer

SELLERS: GS CAPITAL PARTNERS 2000, L.P.
By:	GS Advisors 2000, L.L.C.
Its General Partner

By:	/s/ Henry Cornell

GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.
By:	GS Advisors 2000, L.L.C.
Its General Partner

By:	/s/ Henry Cornell

GS CAPITAL PARTNERS 2000, GmbH & CO. BETEILIGUNGS KG
By:	Goldman Sachs Management GP GmbH
Its General Partner

By:	/s/ Henry Cornell

GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.
By:	GS Employee Funds 2000 GP, L.L.C.
Its General Partner

By:	/s/ Henry Cornell

STONE STREET FUND 2000, L.P.
By:	Stone Street 2000, L.L.C.
Its General Partner

By:	/s/ Henry Cornell

BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P.
By:	Bridge Street Special Opportunities 2000, L.L.C. Its General Partner

By:	/s/ Henry Cornell